Exhibit 10.14

LEASE

THIS LEASE made by and between FREEDOM INVESTMENT, INC., an Ohio Corporation, of Jackson Township, County of Stark, and the State of Ohio (the “Lessor”), and ADVANTAGE MANAGEMENT GROUP, INC., an Ohio Corporation, of Jackson Township, County of Stark, and the State of Ohio (the “Lessee”).

ARTICLE 1 - DEMISED PREMISES

Lessor, in consideration of the covenants hereinafter contained, does hereby demise and lease to Lessee, the office space as more particularly described on Exhibit A, annexed hereto and made a part hereof and all rights and interests appurtenant thereto, including parking reasonably necessary for such space, (hereinafter referred to as the “space”), located at 4895 Dressier Road, NW, Canton, Ohio, which Lessee’s space is hereinafter referred to as the “Demised Premises”.

ARTICLE 2 - TERM AND TERMINATION

To have and to hold for and during the full term of five (5) years, the “Lease Term”, commencing on the 1st day of March, 1999, and expiring on the 28th day of February, 2004, unless sooner terminated as provided herein.  Lessee shall have the option to automatically extend the Lease Term for one 5-year period (the “Extension Term”) at the end of the Lease Term by notifying Lessor of its desire to renew this Lease no later than 6 months prior to the expiration of the Lease Term.

ARTICLE 3 - RENT

Lessee will pay Lessor as rent (the rent and the additional rent are collectively the “Rent”) for the Demised Premises during the Lease Term the sum of $10,500/month, commencing as of the 1st day of March, 1999, and for each month thereafter, payable in advance on the first day of each month, for a total of $630,000 during the term hereof.  Lessee shall maintain insurance with respect to the Demised Premises, as provided by Article 11.  Rent will be payable at the place designated in this Lease for service of notice upon Lessor, or at such other place as Lessor may hereinafter designate in writing.  In the event that Lessee elects to extend the Lease as provided in Article 2 above, if the PPI (as defined below) for the month of January 2004 is greater than the PPI for the month of January 1999, then the $10,500/month rent payable hereunder shall be increased during the Extension Term by an amount equal to the product obtained by multiplying $10,5000 by the percentage by which the PPI for the month of January 2004 is greater than the PPI in effect for the month of January 1999.  PPI shall mean, as of any particular date, the Producer Price Index for All Urban Consumers for the Midwest region published by the Bureau of Labor Statistics of the U.S.  Department of Labor with a 1982-84=100 base; provided, however, that (a) if such index (or any index substituted therefor as hereinafter provided) shall cease to be published, then for purposes of this paragraph there shall be substituted such other index of a similar kind published by a governmental or other nonpartisan organization as may be reasonably selected by Lessor, and (b) if there is any change in the computation of such index (or any substitute index), then for purposes of this paragraph such index as so changed shall be substituted for the index in effect prior thereto, and such other adjustments shall be made as shall be required, if any, to carry out the intent of this paragraph, all in such manner as shall be reasonably determined by Lessor (in which case Lessor, on request, shall advise Lessee of the index substituted and any such other adjustments).

ARTICLE 4 - UTILITIES

The Lessee shall pay directly to the applicable service provider ail gas, electric, water, sewer and telephone charges solely attributable to the Demised Premises during the Lease term and if required by the utility company put deposits for gas and electric meters in its name.  Water will be sub-billed by Lessor to Lessee.  Lessee shall pay for all other costs, expenses and utilities of Lessee, including but not limited to refuse removal.

ARTICLE 5 - DUTIES OF LESSEE

During the lease term, Lessee will pay real estate taxes and maintain the Demised Premises, which includes arranging and paying for janitorial services, lawn care and snow removal.

ARTICLE 6 - COMPLIANCE WITH LAWS AND ORDINANCES

Lessee will comply with all federal, state, county and city laws and ordinances, and rules and regulations, including but not limited to environmental laws, ordinances, rules and/or regulations of any duly constituted authority affecting or respecting the Demised Premises, or the use or occupancy of same, including the business at any time thereon transacted by Lessee, except that Lessee shall have no obligation to make any capital improvements to the Demised Premises unless the same are required because of Lessee’s particular and specific use of the Demised Premises.  Lessee will not bring on the Demised Premises, or in any way release or discharge thereon, any hazardous wastes, chemicals or substances except in compliance with environmental laws. If, at the termination of the Lease term, there is any reasonable evidence of environmental contamination at the Demised Premises caused by Lessee, then Lessee will obtain and pay for a Phase One Inspection of the Demised Premises and pay all reasonable costs and expenses needed to cure or correct any environmental Lessee’s use of the Demised Premises.

ARTICLE 7 - ACCESS TO DEMISED PREMISES

Lessor, and any agents, employees, officers, and independent contractors of Lessor, shall have access to the Demised Premises at all reasonable times upon reasonable notice to Lessee for the purposes of: (a) inspecting and examining the same or for exhibiting the same to prospective tenants but only during the final 6 months of the

Lease Term or purchaser; and (b) making such repairs which it may reasonably deem necessary for the protection or preservation of the Demised Premises provided, however, that Lessor shall use reasonable effects not to unreasonably interfere with Lessee’s business, or access to the Demised Premises.

ARTICLE 8 - REPAIR OF DEMISED PREMISES

Lessor represents and warrants that the Demised Premises are in good condition and repair and free of all defects, latent or otherwise. Lessor shall make all repairs and replacements necessary to keep the foundation, heat, air conditioning and ventilation systems, electric, plumbing and other building systems, structure, roof and roof membrane of the Building in proper order and condition.  Lessor shall make all repairs and replacements to the Demised Premises for any conditions existing at the commencement of the Lease Term which violate any law or, if not repaired or replaced, could result in a violation of laws.

Except as set forth in the proceeding paragraph, Lessee, at all times during the term of this Lease and any extension or renewal hereof, and at Lessee’s sole expense, shall:

a.                                       Keep and maintain the interior portions of the Demised Premises in a clean and orderly condition and good state of repair.

b.                                      Be responsible for any and all repairs necessitated by Lessee’s, its employees’, agents’, or invitees’ abuse or misuse of the Demised Premises, except as otherwise provided in Article 14A hereof.

c.                                       Not allow any rubbish, material, or equipment to be placed or left at the exterior of the Demised Premises without written permission of Lessor.

d.                                      Lessee, upon the expiration or other termination of this Lease, or any extension or renewal hereof, shall deliver up and surrender to Lessor possession of the Demised Premises and all improvements thereon in as good condition and repair as same were at the commencement of the term hereof, loss by fire or other casualty and ordinary wear and tear only excepted.

ARTICLE 9 - ALTERATIONS

Lessee shall not make any structural alterations, improvements, or additions to the Demised Premises without the prior written consent of Lessor.

ARTICLE 10 - ASSIGNMENT AND SUBLETTING

Lessee shall have the right to assign or otherwise transfer this Lease, or sublet the Demised Premises or any part thereof, without obtaining Lessor’s consent in connection with (i) the merger of Lessee with another entity, or the sale, assignment or transfer of all or any portion of the stock or other equity interest of Lessee or any other change in the ownership of Lessee or (ii) the sale, assignment or transfer of all or substantially all of the assets of Lessee.  Lessee shall give written notice to Lessor of any such assignment or sublease accompanied by: (a) a conformed or photostatic copy of the assignment or sublease; and (b) a statement setting forth in reasonable detail the identity of the proposed assignee or sublessee, the nature of its business and (for a proposed sublease) the space to be sublet.

Except as provided above, this Lease shall not be assigned, nor shall the Demised Premises or any part thereof, be sublet by Lessee, without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed.  No consent of Lessor to a particular assignment or subletting shall be deemed a consent to any further assignment or subletting.  Any assignment or subletting shall be deemed a consent to any further assignment or subletting.  Any assignment or subletting, even with the consent of Lessor, shall not relieve Lessee from its liability for the payment of rent or other sums herein provided, or from the obligation to keep and be bound by the terms, conditions, and covenants of this Lease.  The acceptance of rent from any other person, partnership, or corporation shall not be deemed to be a waiver of any of the provisions of this Lease or the subletting of the Demised Premises.

ARTICLE 11 - INSURANCE

Lessee, at all times during the term of this Lease, or any renewal or extension hereof, and at its expense, will procure, maintain, and keep in force Commercial Liability Insurance for claims for personal injury, death or property damage occurring in or about the Demised Premises, with limits of not less than One Million Dollars ($1,000,000) combined single limit for bodily injuries, including death and property damage.  Lessee shall also maintain a property and casualty insurance policy for its property located in the Demised Premises.  Lessee will have Lessor named as an additional insured under such Commercial Liability Insurance policy.

Certificates of such insurance will be delivered to Lessor.  The policy or policies of insurance will be issued by a company or companies licensed in the State of Ohio and, to the extent permitted by the insurance company, will provide that such policy or policies will not be canceled without the Lessor first being provided written notice thereof at least thirty (30) days before any such cancellation becomes effective.

In the event Lessee, at any time hereunder, shall refuse or fail to procure such insurance or keep same in full force and effect, Lessor shall have the right, but not the obligation, to procure such insurance, on ten (10) days notice to Lessee and the reasonable cost thereof shall be added to the rental due hereunder on the first of the month following the date on which Lessor procured such insurance, and the amount thereof shall be and shall constitute additional rent.

ARTICLE 12 - FIRE AND CASUALTY CLAUSE

If the building on the Demised Premises shall be damaged or destroyed by fire or other casualty, Lessor, within one hundred twenty (120) days of settlement with the insurance company, shall make necessary restorations or repairs to the building for the purpose of restoring the building to a condition substantially as good as its condition immediately prior to such fire or other casualty.

Such one hundred twenty (120) day period shall be extended because of delay caused by strikes, Acts of God, insurrection, civil commotion, riots, weather conditions, or any other cause beyond Lessor’s control.  Lessee shall be entitled to a proportionate abatement of Rent during such period of total or partial untenantability.  If the damage to the Demised Premises is such that the same cannot reasonably be restored within 150 days from the date of the casualty, or if the Demised Premises are not restored as required herein, Lessee shall have the right to terminate this Lease.

ARTICLE 13 - INDEMNITY

Lessee shall defend, indemnify and save Lessor harmless from all claims, damages, causes of action, losses, costs and/or expenses of any sort of nature, including pollution, hazardous waste, chemical spills or discharges, and environmental contamination, and from any liability to any person on account of any damage to person or property arising out of any failure of Lessee to perform and comply, in any respect, with any of the requirements and provisions of Lessee under this Lease or arising from Lessee’s use and occupancy of the Premises.

Lessor shall defend, indemnify and save Lessee harmless from and against any and all claims, causes of action, losses, costs and expenses (including reasonable attorneys’ fees and disbursements) arising from or in connection with: (a) any act, omission or negligence of Lessor or its partners, shareholders, principals, directors, officers, agents, invitees, employees or contractors; (b) any accident, injury or damage whatever (unless caused by the gross negligence of Lessee) occurring in or on the Demised Premises; and (c) any breach or default by Lessor in the full and prompt payment performance of Lessor’s obligations under this Lease.  If any claim, action or proceeding is brought against any of the persons or entities indemnified under this paragraph for a matter covered by this indemnification, Lessor, upon notification from the indemnified person or entity, shall defend such claim, action or proceeding by counsel reasonably satisfactory to Lessee and the indemnified person or entity.

ARTICLE 14 - EXCLUSION OF LESSOR LIABILITY

Lessor shall not be liable, at any time hereunder, for any damages or injuries to Lessee, Lessee’s agents or employees, or to any other person entering upon the Demised Premises, or to any equipment or other personal property belonging to Lessee located thereon, resulting from any defect in the buildings, approaches, walks, parking areas or resulting from any other cause or causes, unless such injuries, are caused by the negligence of Lessor, but only to the extent not waived by the waiver of subrogation in Article 14A below.

ARTICLE 14A - MUTUAL WAIVER OF SUBROGATION

Lessor and Lessee hereby waive all rights of recovery and causes of action against the other and their respective employees, servants, agents, and all parties claiming through or under them for any damage to the Demised Premises or the building in which they are located, or the personal property of the parties, as the cause may be, caused by any of the perils which are covered or coverable by so-called “all risk” or special form policies of insurance, whether or not such insurance is in place.  This clause takes priority over any conflicting clause in this Lease.

ARTICLE 15 - LESSOR’S RIGHT OF RE-ENTRY

If Lessee shall fail to pay any installment of rent, promptly on the day when the same shall become due and payable hereunder, or if Lessee shall fail to keep and perform any of the other terms, covenants and conditions of the Lease on its part to be performed, and in either event, shall continue in default for a period of thirty (30) days after Lessor demands performance by giving notice to Lessee of such default, then in such event, and as often as any such event shall occur, Lessor:

a.                                       May terminate this Lease, enter into the Demised Premises, or any part thereof, either with or without process of law, and expel Lessee, or any person occupying the Demised Premises, and use such force as may be necessary to do so, and repossess and enjoy the Demised Premises as in Lessor’s former estate; and

b.                                      Shall use all reasonable diligence to relet the Demised Premises, and in such event, Lessor shall apply the rent received from any new tenant thereof on any balance due under this Lease, and Lessee shall be responsible for no more than the remaining balance that may then be due hereunder should a balance exist.

ARTICLE 16 - BANKRUPTCY AND INSOLVENCY

This Lease shall terminate ipso facto and automatically, without any notice or action upon the part of the Lessor, if any action shall be taken or proceeding shall be commenced by or against Lessee under the Federal Bankruptcy Code, under any Amendment thereto, or under any other insolvency act, whether state or federal, and such action or proceeding is not vacated within 120 days, or if any trustee or receiver shall be appointed for any substantial part the business or property of Lessee which appointment is not vacated within 45 days, or if Lessee shall make any assignment for the benefit of creditors.

ARTICLE 17 - NO WAIVER

Any demand for rent, made after same shall fall due, shall have the same effect in law as if made on the date and the time same was due, any law to the contrary notwithstanding, and the failure of Lessor to give any notice or to enforce any right or remedy upon any default of Lessee in the performance of any of Lessee’s obligations hereunder shall not be deemed a waiver of such rights or remedies by reason of such default, nor shall it prejudice nor affect any rights or remedies of Lessor with reference to any subsequent default or breach by Lessee.

Further, if at any time Lessor should expressly waive any right or remedy upon any default of Lessee in the performance of Lessee’s obligations hereunder, such waiver shall not be deemed a waiver of subsequent default or breach by Lessee.

ARTICLE 18 - PREMISES TO BE FREE OF ALL LIENS

Except as permitted by Article 34, Lessee shall keep the Demised Premises free and clear from any and all liens, encumbrances, forfeitures or penalties arising from, through and by the acts of Lessee, its agents and employees.

Notwithstanding anything to the contrary contained in this Lease, Lessee shall have the right to contest in good faith the correctness or the validity of any lien, encumbrance or claim therefor if Lessee procures a lien release bond issued by a corporation authorized to issue surety bonds in the State of Ohio in an amount equal to the amount of the lien or encumbrance or claim therefor. The bond shall meet the requirements of Ohio law and shall provide for payment of any sum that the claimant may recover on the claim, together with costs of prosecuting such a claim if the claimant prevails in the action.

ARTICLE 19 - HOLDING OVER

In the event Lessee continues to occupy the Demised Premises after the last day of the term hereby created, or after the last day of any renewal or extension of said term, and the Lessor elects to accept rent thereafter, only a month-to-month tenancy shall be created and not for any longer period.

ARTICLE 20 - SERVICE OF NOTICE

Any and all notices, demands or communications required to be given hereunder shall be in writing and sent by certified mail return receipt requested, if intended for Lessor, to Freedom Investment, Inc., 2637 Radford NW, North Canton, OH 44720, and if intended for Lessee, to Advantage Management Group, Inc., 4895 Dressler Road, NW, Canton, OH 44718, with copies to Sterling Ventures Limited, 276 Post Road West, Westport, CT 06880 Attn: Douglas Newhouse, and to RFE Investment Partners, 30 Grove St., New Canaan, CT 06840 Attn: James Parsons, or to such other place as either Lessor or Lessee may hereafter designate in writing. Any such notice shall be deemed to have been given as of the time same is deposited in the United States mail.

ARTICLE 21 - EXONERATION OF INDIVIDUALS

There shall be no personal liability on any individual or on any member of any joint venture tenancy in common, firm or partnership who may comprise the Lessor or any successor to Lessor’s interest in respect to any of the covenants or conditions of this Lease.  The Lessee shall look solely to the equity of the Lessor or its successor in the property (or the proceeds therefrom) in which the Demised Premises are located in the event of any breach by Lessor or its successor.

ARTICLE 22 - SECURITY DEPOSIT

If neither Carl Young or Dennis Nash are employees of the company, Lessee shall deposit with Lessor the sum of $10,500.00 in cash, certified check, or official bank check, to be held by Lessor as security for the payment of the rent and the full and faithful performance of all the terms, covenants and conditions of this Lease.  If Lessee shall fail at any time to perform any of the terms, covenants and conditions of this Lease beyond the applicable grace period, Lessor shall have the right to apply the deposit, or any part thereof, on account of any such default, without jeopardizing any other rights reserved to Lessor herein, but in no event shall Lessor be required to use or apply the deposit for any such purpose.  If Lessee shall have faithfully performed all of the terms, covenants and conditions of this Lease, Lessor shall have faithfully performed all of the terms, covenants and conditions of this Lease, Lessor will refund to Lessee the aforesaid security deposit, without interest thereon, on termination of this Lease.

ARTICLE 23 - LESSEE’S PERSONAL PROPERTY

Lessee shall have the right to install equipment, shelves and trade fixtures as may be necessary for Lessee’s business, provided that such do not materially and adversely affect the structural portions of the Demised Premises.  Upon the expiration of the original term hereof or the renewal term, Lessee shall have the right to remove any and all such equipment, shelves, and trade fixtures, subject to making repairs to the Demised Premises for any injury caused thereto by such removal.  If Lessee shall fail to remove such equipment, shelves and trade fixtures by the expiration of the original term or the renewal term hereof, then Lessee shall be considered to have abandoned any and all right to any such equipment, shelves and trade fixtures.

ARTICLE 24 - RIGHTS AND REMEDIES CUMULATIVE

The rights and remedies provided by this Lease are cumulative, and the use of any one right or remedy by either party shall not preclude or waive its rights to use any or all other remedies.  Said rights and remedies by either party shall not preclude or waive its rights to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

ARTICLE 25 - CONVEYANCE BY LESSOR

If Lessor shall convey title to the Demised Premises pursuant to a sale or exchange of property, the Lessor shall not be liable to Lessee or any immediate or remove assignee or successor of Lessee as to any act or omission occurring after such conveyance.

ARTICLE 26 - SIGNS

Lessee shall have the right to install its signs at the front and rear of the Demised Premises, providing such signs conform to the requirements and regulations of Jackson Township, if any, and those established by Lessor, including but not limited to the aesthetic requirements established by Lessor.

ARTICLE 27 - LATE CHARGE

In the event Lessee should fail to pay any installment of rent or any other monetary obligation by the due date thereof, and such failure should continue thereafter for 10 days or more following the date on which written notice of such failure is given by Lessor to Lessee, Lessee shall be obligated to pay Lessor a late charge in the amount of 11/2% of any such installment of rent or other monetary obligation not paid within such 10-day period of time, for each month during which such installment of rent or monetary obligation remains unpaid.  If neither Carl Young or Dennis Nash are employees of the company and, during any lease year, Lessor is obligated, because of failures on the part of Lessee, to give two such notices to Lessee, Lessor thereafter, during the remainder of such lease year, shall be relieved of its obligations to give further notices and Lessee shall be required to pay the late charge described herein if it should fail to pay any installment of rent or other monetary obligation within 10 days following the due date thereof.

ARTICLE 28 - LEGALITY AND MODIFICATIONS

No requirement whatsoever of this Lease shall be deemed waived or varied unless specifically waived or varied in writing, and it is agreed that this Lease merges all of the oral negotiations, representations and discussions between the parties or their representatives.

ARTICLE 29 - SUCCESSORS AND ASSIGNS

All warranties, covenants and agreements herein shall inure to the benefit of and be binding upon the heirs, devisees, executors, administrators, successors and assigns of Lessor and Lessee.

ARTICLE 30 - SEVERABILITY

In case any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof, and this Lease shall be constructed as if such invalid, illegal or unenforceable provision had never been contained herein.

ARTICLE 31 - EFFECTIVE DATE

The effective date of this Lease, for all purposes whatsoever (whether used for purposes of reference or computation herein or hereafter), shall be March 1, 1999.

ARTICLE 32 - LIMITATIONS OF LESSOR’S RIGHTS

Lessor and Lessee acknowledge that Dennis Nash is currently serving, and is expected to continue to serve, as Chief Executive Officer of Lessee and Carl Young is currently serving, and is expected to continue to serve, as Chief Financial Officer of Lessee.  Accordingly, notwithstanding anything in this Lease to the contrary, during any period when Dennis Nash and/or Carl Young are employed by Lessee, (i) Lessor shall have no right to (a) declare Lessee in default under this Lease by reason of any action or failure to act on the part of Lessee, except for failure to pay not corrected with proper notice which failure to pay is at the direction of the Lessee’s board of directors, (b) seek payment for late charges or (c) take any actions which are adverse to Lessee and (ii) this Lease may not be amended unless such amendment is approved by a majority of the directors of Lessee (excluding Dennis Nash and Carl Young).

ARTICLE 33 - NO EFFECT ON AGREEMENT AND PLAN OF MERGER

Lessee, Advantage Acquisition Corp., Advantage Management Holdings Corp., Rex Molder, Dennis Nash, Jeffrey Rabbitt and Carl Young are parties to an Agreement and Plan of Merger (the “Agreement”), dated as of December 31, 1998.  Nothing in this Lease is intended to, or shall be deemed to modify, (i) any representations, warranties and covenants set forth in the Agreement or (ii) any indemnification obligations pursuant to the Agreement.  Rex Molder, Dennis Nash, Jeffrey Rabbitt and Carl Young are the owners of Lessor.

ARTICLE 34 - LEASEHOLD MORTGAGES

Section 34.1 Right to Mortgage Leasehold.  On one or more occasions and without Lessor’s prior consent, Lessee may mortgage or otherwise encumber Lessee’s leasehold estate under one or more Leasehold Mortgages (as hereinafter defined) and/or assign this Lease as security for such Leasehold Mortgage or Leasehold Mortgages.

Section 34.2 Notice to Lessor.  (a) If Lessee shall, on one or more occasions, mortgage Lessee’s leasehold estate, and if the holder of such Leasehold Mortgage shall provide Lessor with notice of such Leasehold Mortgage together with a true copy of such Leasehold Mortgage and the name and address of the Leasehold Mortgagee, Lessor and Lessee agree that, following receipt of such notice by Lessor, the provisions of this Article shall apply in respect to each such Leasehold Mortgage.

(b)                                 In the event of any assignment of a Leasehold Mortgage or in the event of a change of address of a Leasehold Mortgagee or of an Assignee of such Leasehold Mortgage, notice of the new name and address shall be provided to Lessor, or, if not provided to Lessor, Lessor may continue to treat the previous Leasehold Mortgagee as the current holder of such Leasehold Mortgage and may continue to use the previous address as the current address.

(c)                                  Lessor shall promptly, upon receipt of a communication purporting to constitute the notice provided for by paragraph (a) above, acknowledge receipt of such communication as constituting the notice provided for by paragraph (a) above or, in the alternative, notify Lessee and the Leasehold Mortgagee of the rejection of such communication as not conforming with the provisions of paragraph (a) and specify the specific basis of such rejection, but if such communication is corrected within 20 days of Lessor giving notice to Lessee that the first communication did not so conform, the subsequent corrected communication shall be treated as if correct from the date of the first such communication.  After Lessor has received the notice provided for by paragraph (a) above, Lessee, upon being requested to do so by Lessor, shall with reasonable promptness provide Lessor with copies of the note or other obligation secured by such Leasehold Mortgage and of any other documents pertinent to the Leasehold Mortgage as specified by Lessor.  If requested to do so by Lessor, Lessee shall thereafter also provide Lessor from time to time with a copy of each amendment or other modification or supplement to such instruments.  All recorded documents shall be accompanied by the appropriate certification of the proper clerk or register as to their authenticity as true and correct copies of official records and all non-recorded documents shall be accompanied by a certification by Lessee that such documents are true and correct copies of the originals.  From time, to time upon being requested to do so by Lessor, Lessee shall also notify Lessor of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.

Section 34.3 Definitions.  The term “Leasehold Mortgage” as used in this Article shall include a mortgage, a deed of trust, a deed to secure debt, or other security instrument by which Lessee’s leasehold estate is mortgaged, conveyed, assigned, or otherwise transferred, to secure a debt or other obligation.  The term “Leasehold Mortgagee” as used in this Article shall refer to a holder of record from time to time of a Leasehold Mortgage in respect to which the notice provided for by paragraph (a) of Section 34.2 has been given and as to which the provisions of this Article are applicable, and to its successors and assigns.  Lessor, without liability to Lessee or any Leasehold Mortgagee with an adverse claim, may rely upon a title report issued by a title insurance company doing business in the state of Ohio, which is a member of the Ohio Board of Title Underwriters as the basis for determining whether a Leasehold Mortgagee is a holder of record.

Section 34.4 Consent of Leasehold Mortgagee Required.  No cancellation, surrender, modification, termination, amendment, restatement or any or all of the foregoing or anything of like import with respect to this Lease nor any merger of the fee estate with the leasehold estate hereunder shall be effective as to any Leasehold Mortgagee unless consented to in writing by such Leasehold Mortgagee.  Notwithstanding anything contained in this Article to the contrary, Lessor may terminate this Lease without the consent of Leasehold Mortgagee or any other person or entity if Lessee has tendered to all Leasehold Mortgagee(s) a prepayment of all sums due under all Leasehold Mortgages and due under documents entered into with respect thereto.

Section 34.5 Default Notice.  Lessor, upon providing Lessee any notice of: (i) default under this Lease, or (ii) a termination of this Lease, or (iii) a matter on which Lessor may predicate or claim a default, shall at the same time provide a copy of such notice to every Leasehold Mortgagee.  Each such notice to Lessee and Leasehold Mortgagee shall specify the nature and amount of money due and owing to Lessor as of the date of such notice, if such notice is given with respect to a monetary default and/or shall specify the nature of such other default if such notice is given with respect to a non-monetary default.  No such notice by Lessor to Lessee shall be deemed to have been duly given unless and until a copy thereof has been given to every Leasehold Mortgagee.  From and after such notice has been given to a Leasehold Mortgagee, such Leasehold Mortgagee shall have the same period, after the giving of such notice upon it, to remedy any default (or acts or omissions which are the subject matter of such notice) or cause the same to be remedied, as is given Lessee after the giving of such notice to Lessee under the Lease, plus in each instance, the additional periods of time specified in Section 34.6 and Section 34.7 to remedy, commence remedying or cause to be remedied the defaults (or acts or omissions which are the subject matter of such notice) specified in any such notice.  Lessor shall accept such performance by or at the instigation of such Leasehold Mortgagee to take any such action at such Leasehold Mortgagee’s option and does hereby authorize entry upon the Premises and Building by the Leasehold Mortgagee for such purpose.

Section 34.6 Notice to Leasehold Mortgagee.  Anything contained in this Lease to the contrary notwithstanding, if any default shall occur which entitles Lessor to terminate this Lease, Lessor shall have no right to terminate this Lease unless, following the expiration of the period of time given Lessee to cure such default (or the act or omission which gave rise to such default), Lessor shall notify Leasehold Mortgagee of Lessor’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least forty-five (45) days in advance of the proposed effective date of such termination if such default is not capable of being cured by he payment of money (said 30 or 45 day period hereinafter referred to as the “Termination Notice Period”).  The provisions of Section 34.7 below of this Article shall apply if, during such 30 or 45 day Termination Notice Period, any Leasehold Mortgagee shall:

(1)                                  notify Lessor of such Leasehold Mortgagee’s desire to cure the default which is the subject of such notice; and

(2)                                  pay or cause to be paid all rent, additional rent, and other payments then due and in arrears as specified in the Termination Notice to such Leasehold Mortgagee and which may become due during such 30 or 45 day period; and

(3)                                  comply or in good faith, with reasonable diligence and continuity, commence to comply with all non-monetary requirements of this Lease then in default and reasonably susceptible of being complied with by such Leasehold Mortgagees provided, however, that such Leasehold Mortgagee shall not be required during such 45-day period to cure or commence to cure any default consisting of Lessee’s failure to satisfy and discharge any lien, charge or encumbrance against the Lessee’s interest in this Lease or the Premises or Building junior in priority to the lien of the Leasehold Mortgage held by such Leasehold Mortgagee.

Section 34.7 Procedure on Default.  If Lessor shall elect to terminate this Lease by reason of any default of Lessee, and a Leasehold Mortgagee shall have proceeded in the manner provided for by Section 34.7 of this Article, the specified date for the termination of this Lease as fixed by Lessor in its Termination Notice shall be extended for a period of six months, provided that such Leasehold Mortgagee shall, during such six month period:

(a)                                  Pay or cause to be paid the Base Rent, Additional Rent and other monetary obligations of Lessee under this Lease as the same become due, and continue its good faith efforts to perform all of Lessee’s other obligations under this Lease, excepting (i) obligations of Lessee to satisfy or otherwise discharge any lien, charge or encumbrance against Lessee’s interest in this Lease or the Premises or Building junior in priority to the lien of the mortgage held by such Leasehold Mortgagee and (ii) past non-monetary obligations then in default and not reasonably susceptible of being cured by such Leasehold Mortgagee; and

(b)                                 If not enjoined or stayed, take steps to acquire or sell Lessee’s interest in this Lease by foreclosure of the Leasehold Mortgage or other appropriate means and prosecute the same to completion with reasonable diligence.

If at the end of such six (6) month period such Leasehold Mortgagee is complying with the aforesaid provisions of this Section, this Lease shall not then terminate, and the time for completion by such Leasehold Mortgagee of its proceedings shall continue so long as such Leasehold Mortgagee proceeds to complete steps to acquire or sell Lessee’s interest in this Lease by foreclosure of the Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity.  Nothing in this Section 34.7, however, shall be construed to extend the Lease beyond the original term thereof, as extended by any options to extend the Lease Term.

If a Leasehold Mortgagee complies with the aforesaid provisions of this Section, upon the acquisition of Lessee’s estate herein by such Leasehold Mortgagee or its designee or any other purchaser at a foreclosure sale or otherwise (and the discharge of any lien, charge or encumbrance against the Lessee’s interest in this Lease or the Premises or Building which is junior in priority to the lien of the Leasehold Mortgage held by such Leasehold Mortgagee and which the Lessee is obligated to satisfy and discharge by reason of the terms of this Lease) this Lease shall continue in full force and effect as if Lessee had not defaulted under this Lease.

For the purposes of this Article, the making of a Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Lease or of the leasehold estate hereby created, nor shall any Leasehold Mortgagee or its successor by assignment or in foreclosure or any transfer in lieu of foreclosure, as such, be deemed to be an assignee or transferee of this Lease or of the leasehold estate hereby created so as to require such Leasehold Mortgagee, as such, to secure Lessor’s consent to such assignment or transfer or to assume the performance of any of the terms, covenants or conditions on the part of the Lessee to be performed hereunder, but the purchaser at any sale of this Lease and of the leasehold estate hereby created in any proceedings for the foreclosure of any Leasehold Mortgage, or the assignee or transferee of this Lease and of the leasehold estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Leasehold Mortgage shall be deemed to be an assignee or transferee within the meaning of this Article, and shall be deemed to have agreed to perform all of the terms, covenants and conditions on the part of the Lessee to be performed hereunder.  If the Leasehold Mortgagee or its designee shall become holder of the leasehold estate and if the Premises and/or Building shall have been or become materially damaged on, before or after the date of such purchase and assignment, the Leasehold Mortgagee or its designee shall be obligated to repair, replace or reconstruct the Building.

Any Leasehold Mortgagee or other acquirer of the leasehold estate of Lessee pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings may, upon acquiring Lessee’s leasehold estate, without further consent of Lessor, sell and assign the leasehold estate on such terms and to such persons and organizations as are acceptable to such Mortgagee or acquirer and thereafter be relieved of all obligations under this Lease; provided that such assignee has delivered to Lessor its written agreement to be bound by all of the provisions of this Lease.

Notwithstanding any other provisions of this Lease, any sale of this Lease and of the leasehold estate hereby created in any proceedings for the foreclosure of any Leasehold Mortgage, or the assignment or transfer of this Lease and of the leasehold estate hereby created in lieu of the foreclosure of any Leasehold Mortgage shall be deemed to be a permitted sale, transfer or assignment of this Lease and of the leasehold estate hereby created.

Section 34.8 New Lease.  In the event of the termination of this Lease as a result of Lessee’s default, Lessor shall, in addition to providing the notices of default and termination as required by Section 34.5, provide each Leasehold Mortgagee with written notice that the Lease has been terminated, together with a statement of all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, then known to Lessor.  Lessor agrees to enter into a new lease (“New Lease”) of the Demised Premise with such Leasehold Mortgagee or its designee for the remainder of the Lease Term, effective as of the date of termination, at the Base Rent and Additional Rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which are not applicable or which have already been fulfilled) of this Lease, provided:

(a)                                  Such Leasehold Mortgagee shall make written request upon Lessor for such New Lease within sixty (60) days after the date such

Leasehold Mortgagee receives Lessor’s Notice of Termination of this Lease given pursuant to this Section 34.8.

(b)                                 Such Leasehold Mortgagee or its designee shall pay or cause to be paid to Lessor at the time of the execution and delivery of such New Lease (including sums due after the date of the notice set forth in the first paragraph of this Section 34.8 if Lessor shall give Leasehold Mortgagee a further notice stating sums due as of said later notice date) any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Lessor shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Lessor from Lessee or other party in interest under Lessee.  Upon the execution of such New Lease, Lessor shall allow to the Lessee named therein as an offset against the sums otherwise due under this paragraph (b) or under the New Lease, an amount equal to the net income derived by Lessor from the Premises during the period from the date of termination of this Lease to the commencement date of the New Lease.  In the event of a controversy as to the amount to be paid to Lessor pursuant to this paragraph (b), the payment obligation shall be satisfied if Lessor shall be paid the amount not in controversy, and the Leasehold Mortgagee or its designee shall agree to pay any additional sum ultimately determined to be due plus interest (at the rate charged from time to time by the Chase Manhattan Bank, N.A., in New York, New York for unsecured loans to its most creditworthy corporate customers, plus one (1%) percent per annum) and such obligation shall be adequately secured.

(c)                                  Such Leasehold Mortgagee or its designee shall agree to remedy any of Lessee’s defaults of which said Leasehold Mortgagee was notified by Lessor’s notice of termination and which are reasonably susceptible of being so cured by Leasehold Mortgagee or its designee.

(d)                                 Lessor agrees that any New Lease made pursuant to this Section, and any renewal of this Lease as permitted under Article Five, which are entered into with a Leasehold Mortgagee in accordance with the terms of this Lease, shall be prior to any mortgage or other lien, charge or encumbrance on the fee of the Premises and the Lessee under such New Lease shall have the same right, title and interest in and to the Premises and Building as Lessee had under this Lease.

(e)                                  The Lessee under any such New Lease shall be liable to perform the obligations on the Lessee by such New Lease only during the period such person has ownership of such leasehold estate.

Section 34.9 New Lease Priorities.  If more than one Leasehold Mortgagee shall request a New Lease pursuant to Section 34.8, Lessor shall enter into such New Lease with the Leasehold Mortgagee whose mortgage is prior in lien, or with the designee of such Leasehold Mortgagee unless such Leasehold Mortgagee directs Lessor in writing to enter into such New Lease with a Leasehold Mortgagee of lower priority.  Lessor, without liability to Lessee or any Leasehold Mortgagee with an adverse claim, may rely upon a title report issued by a responsible title insurance company doing business in the state of Connecticut as the basis for determining the appropriate Leasehold Mortgagee who is entitled to such New Lease.

Section 34.10                          Leasehold Mortgagee Need Not Cure Specified Defaults.  Nothing herein contained shall require any Leasehold Mortgagee or its designee as a condition to its exercise of right hereunder to cure any default of Lessee not reasonably susceptible of being cured by such Leasehold Mortgagee or its designee, including, but not limited to, any Articles of the Lease which may impose conditions of default not reasonably susceptible to being cured by a Leasehold Mortgagee, or a subsequent owner of the leasehold estate through foreclosure, in order to comply with the provisions of Article 34 or as a condition of entering into the New Lease.

Section 34.11                          Eminent Domain.  Lessee’s share of the proceeds from any taking or condemnation shall be disposed of as provided for by any Leasehold Mortgage.

Section 34.12                          Casualty Loss.  A standard mortgagee clause naming each Leasehold Mortgagee shall be added to any and all insurance policies required to be carried by Lessee hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Lease and the Leasehold Mortgage shall so provide.

Section 34.13                          No Merger.  So long as any Leasehold Mortgage is in existence, unless all Leasehold Mortgagees shall otherwise expressly consent in writing, the fee title to the Premises and the leasehold estate of Lessee created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said leasehold estate by Lessor or by Lessee or by a third party, by purchase or otherwise.

Section 34.14                          Future Amendments.  (a)          In the event on any occasions hereafter Lessee seeks to mortgage the Leasehold Estate, Lessor agrees to amend this Lease from time to time to the extent reasonably requested by an Institutional Lender proposing to make Lessee a loan secured by a first lien upon Lessee’s leasehold estate, provided that such proposed amendments do not materially and adversely affect the rights of Lessor or his interest in the Premises.  All reasonable expenses incurred by Lessor in connection with any such amendment shall be paid by Lessee.

(b)                                 In the event on any occasions hereafter Lessor seeks to mortgage Lessor’s fee estate, Lessee agrees to amend this Lease from time to time to the extent reasonably requested by an Institutional Lender proposing to make Lessor a loan secured by a first lien upon Lessor’s fee estate, provided that such proposed amendments do not materially and adversely affect the rights of Lessee or its interest in the Leasehold Estate.  All reasonable expenses incurred by Lessee in connection with any such amendment shall be paid by Lessor.

Section 34.15                          Notices.  Notices from Lessor to the Leasehold Mortgagee shall be mailed to the address furnished Lessor pursuant to Section 34.2 hereof, and those from the Leasehold Mortgagee to Lessor shall be mailed to the address designated by Lessor pursuant to the provisions of Article 20 hereof.  Such notices, demands and requests shall be given in the manner described in Article 20 and shall in all respects be governed by the provisions of that Article.

Section 34.16                          Erroneous Payments.  No payment made to Lessor by a Leasehold Mortgagee shall constitute agreement that such payment was, in fact, due under the terms of this Lease; and a Leasehold Mortgagee having made any payment to Lessor pursuant to Lessor’s wrongful, improper or mistaken notice or demand shall be entitled to the return of any such payment or portion thereof provided he shall have made demand therefor not later than one year after the date of its payment.

Section 34.17                          Possessory Rights.  The mere taking possession of the Premises and Building by an institutional Leasehold Mortgagee, in and of itself, shall not be deemed to be an Event of Default under this Lease.

Section 34.18                          Right to Settle.

(a)                               In the event that the Premises or Building, or any part thereof, shall be taken in condemnation proceedings or by exercise of any right of eminent domain or by agreement between Lessor and Lessee and those authorized to exercise such right, any Leasehold Mortgagee shall have the right to participate therein for the purpose of protecting its interest hereunder provided that each such Leasehold Mortgagee shall pay its own expenses therein.  If so provided in the Leasehold Mortgage held by such Leasehold Mortgagee, and notwithstanding any provision of this Lease to the contrary, no such proceeding shall be settled, and no such agreement executed, by Lessor and Lessee without the prior written consent thereto of any Leasehold Mortgagee which consent shall not be unreasonably withheld or delayed, provided, however, that the terms of any such approved settlement or agreement shall be subject to and in compliance with all other terms and conditions of this Lease.

(b)                              In the event that the Premises or Building shall be destroyed or damaged in whole or in part by reason of fire or by reason of any other causes, and notwithstanding any provision of this Lease to the contrary, no settlement of insurance proceeds shall be deemed final and binding without the prior written consent thereto of any Leasehold Mortgagee whose Leasehold Mortgage, by its terms, requires it to consent to all such settlements of insurance proceeds, provided, however, that any such settlement shall be subject to and in compliance with all other terms and conditions of this Lease.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Lease on the respective dates set forth below.

In the Presence of:		LESSOR:

FREEDOM INVESTMENT, INC.

/s/	By	/s/ Carl H.Young

/s/ Charlotte J. Swegheimer		4/29/99
Date Executed by Lessor

In the Presence of:		LESSEE:

ADVANTAGE MANAGEMENT GROUP

/s/	By	/s/ Doug Newhouse
Doug Newhouse, Chairman

/s/ Charlotte J. Swegheimer		4/29/99
Date Executed by Lessee

/s/	By	/s/ Dennis Nash
Dennis Nash, CEO

/s/ Charlotte J. Swegheimer		4/29/99
Date Executed by Lessee

STATE OF OHIO	)
COUNTY OF STARK	)	SS.

Before me, a Notary Public in and for said County, personally appeared Advantage Management Group, an Ohio corporation, by Dennis Nash, the duly authorized, empowered and acting C.E.O., who said he is duly authorized in these presence, and that he acknowledged his signature to be his free act and deed, individually and as C.E.O. on behalf of the corporation.

IN TESTIMONY WHEREOF, I have set my hand and official seal at North Canton, Ohio, this 29th day of April, 1999.

/s/ Charlotte J. Swegheimer
NOTARY PUBLIC

STATE OF OHIO	)
COUNTY OF STARK	)	SS.

Before me, a Notary Public in and for said County, personally appeared Freedom Investment, Inc., an Ohio corporation, by Carl Young, the duly authorized, empowered and acting, President, who said he is duly authorized in these presence, and that he acknowledged his signature to be his free act and deed, individually and as President on behalf of the corporation.

IN TESTIMONY WHEREOF, I have set my hand and official seal at North Canton, Ohio, this 29th day of April, 1999.

/s/ Charlotte J. Swegheimer
NOTARY PUBLIC

CHARLOTTE J. SWEGHEIMER
NOTARY PUBLIC
STATE OF OHIO
MY COMMISSION EXPIRES MARCH 20,2001